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                                                                    Exhibit 4(f)


                                 SUNAMERICA INC.

                  LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN

                            AMENDED AND RESTATED 1997

      SECTION 1. Purpose. The purpose of this Long-Term Performance-Based Incentive Plan (the "Plan") is to advance the interests of SunAmerica Inc. (the "Company") by providing Mr. Eli Broad, Chairman, President and Chief Executive Officer of the Company with a compensation arrangement that rewards him for significant gains in shareholder wealth as measured by the performance of the Company's Common Stock ("Stock") against the S&P 500 Index Total Return to Shareholders, as defined in Section 5.2(d).

      The Plan is intended to accomplish these goals by enabling the Company to grant Awards in the form of Options and Restricted Stock, all as more fully described below.

      SECTION 2. Administration. Unless otherwise determined by the Board of Directors of the Company (the "Board"), the Plan will be administered by a Committee of the Board designated for such purpose (the "Committee"). The Committee shall consist of at least two directors. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members. So long as the Stock is registered under the Securities Exchange Act of 1934 (the "1934 Act"), all members of the Committee shall be disinterested persons within the meaning of Rule 16b-3 under the 1934 Act and outside directors within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee will have authority, not inconsistent with the express provisions of the Plan and in addition to other authority granted under the Plan, to (a) grant Awards at such time or times as they are earned in accordance with the Plan, (b) prescribe the form or forms of instruments that are required or deemed appropriate under the Plan, including any required written notices and elections, and change such forms from time to time; (c) adopt, amend and rescind rules and regulations for the administration of the Plan; and (d) interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations and actions of the Board, and all other determinations and actions of the Board made or taken under authority granted by any provision of the Plan, will be conclusive and will bind all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee to make adjustments under Section 8.6.
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      Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent that no such determination has been made by the Board or the Committee and any provision of the Plan or action by the Committee or Board fails to so comply, such actions shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

      SECTION 3. Effective Date and Term of Plan. The Plan as amended and restated will become effective on the date on which such amended and restated Plan is approved by the Shareholders of the Company. Awards under the Plan as amended and restated will be made for fiscal years 1997 and 1998.

      SECTION 4. Shares Subject to the Plan. Subject to the adjustment as provided in Section 8.6 below, the aggregate number of shares of Stock subject to Award during any year of the Plan shall not exceed 900,000 for fiscal years prior to 1997 and 1,350,000 for fiscal years 1997 and 1998, plus the Carryover Amount. The "Carryover Amount" is 1,350,000 shares (as adjusted for stock splits through the effective date of this amended and restated Plan) for each fiscal year of the Plan commencing on or after October 1, 1996 and ending prior to the year for which the Award is being made, reduced by the number of shares of Stock for which Awards have been made during any fiscal year.

      No fractional shares of Stock will be delivered under the Plan.

      SECTION 5. Participation and Awards

      5.1 Participation

      Mr. Eli Broad, Chairman, President and Chief Executive Officer of the Company, is the sole participant in the Plan. Mr. Broad will receive an Award under the Plan following the end of each fiscal year, beginning with the year ending September 30, 1994, when and only if the Ending Market Value of the Stock exceeds its Beginning Market Value by an amount greater than the S&P 500 Index Total Return to Shareholders over the comparable period. The first Award under the Plan will be based on a Beginning Market Value as of October 1, 1992 and an Ending Market Value as of September 30, 1994. Thereafter, Awards will be based on the Beginning Market Value and the Ending Market Value for each fiscal year.

      5.2 Determination of Awards

      (a) Award. Promptly following the end of each fiscal year of the Plan, the Committee shall determine whether Ending Market Value exceeds Beginning Market Value for such period. If Ending Market Value is less than or equal to Beginning Market Value, no Award will be made. If Ending Market Value exceeds Beginning Market Value, the Committee shall then determine the "S&P Return Value" for such


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period in the manner described below. If the Ending Market Value exceeds the S&P
Return Value, Mr. Broad will be entitled to receive an Award, as specified below, valued at two percent (2%) of such excess (the "Award Amount"). To the extent required under the Code, the Committee shall certify the achievement of the performance goals.

      (b) Beginning Market Value. For purposes of this Plan, "Beginning Market Value" means the average closing price of the Stock for each of the 20 trading days commencing 10 trading days prior to the first trading day of the relevant period (the "Beginning Stock Price") multiplied by the weighted average number of shares of Stock outstanding during such period, computed in the manner used to determine net income per common share in the Company's financial statements (the "Weighted Average Shares") except that the Beginning Stock Price for a particular period shall never be less than the Ending Stock Price for any previously elapsed period with respect to which an Award was made under in the Plan.

      (c) Ending Market Value. For purposes of this Plan, "Ending Market Value" means the average closing price of the Stock for each of the 20 trading days commencing 9 trading days prior to the last trading day of the relevant period (the "Ending Stock Price") multiplied by the Weighted Average Shares outstanding during such period. Ending Market Value shall be adjusted for the payment of cash dividends during the period, assuming such dividends had been reinvested in Stock on the date paid to stockholders using the methodology consistent with the determination of the S&P 500 Index Total Return to Shareholders.

      (d) S&P 500 Index Total Return to Shareholders. For purposes of this Plan, "S&P 500 Index Total Return to Shareholders" for a particular period shall mean the Standard & Poor's 500 Index Total Return to Shareholders as determined by Standard & Poor's Compustat (or its successor), measured from the first day of the period in question to the last day.

      (e) S&P Return Value. For purposes of this Plan, "S&P Return Value" means Beginning Market Value multiplied by the sum of one (1) plus the S&P 500 Index Total Return To Shareholders, provided that the S&P Return Value for a period under the Plan may never be less than the Beginning Market Value for such period.

      5.3 Payment of Awards

      The Award to be made following any fiscal year prior to fiscal year 1997 shall consist of:

            (a) that number of shares of Restricted Stock as are determined by dividing fifty percent (50%) of the Award Amount by the Ending Stock Price for the period; and



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            (b) Options covering a number of shares of Stock equal to three times the number of shares of Restricted Stock determined above.

      The Award to be made following any fiscal year beginning with fiscal year 1997 shall consist of Options covering a number of shares of Stock equal to three times the number obtained by dividing the Award Amount by the Ending Stock Price for the period.

      The Restricted Stock and Options shall be granted upon the terms and conditions set forth below.

      5.4 Deferred Shares

      (a) Awards in Lieu of Restricted Stock. If the Committee determines that the payment of an Award, in whole or in part, in shares of Restricted Stock would result in the Company not being able to take a tax deduction under Section 162(m) of the Code upon the vesting of such Restricted Stock or otherwise would not be in the best interests of the Company, it may elect instead to pay the Restricted Stock portion of the Award in an equivalent number of Deferred Shares. Deferred Shares represent the right to receive the stated number of shares of Stock on the date that is 18 months following the date that Mr. Broad ceases to be an executive officer of the Company or earlier upon the same events described in this Plan for the vesting of Restricted Stock. In the event that any Deferred Shares are awarded pursuant to this Section 5.4(a), all references to Restricted Stock in this Plan shall be deemed to apply, insofar as they are applicable, to the Deferred Shares.

      (b) Dividend Equivalents. In the event that a dividend is paid or property is distributed (including, without limitation, shares of Stock) with respect to a share of Stock while a Deferred Share is outstanding, Mr. Broad shall receive with respect to each Deferred Share then outstanding:

            (i) in the case of a cash dividend, or a distribution of property other than Stock, dividend equivalents in cash or such property which shall be paid concurrently with the payment of the dividend on the Stock, and

            (ii) in the case of Stock dividends, a number of additional Deferred Shares equal to the number of whole or fractional shares of Stock that would have been paid if the Deferred Shares had been Stock outstanding on the date of distribution.

Any additional Deferred Shares issued under this Section 5.4(b) shall be subject to the same terms and conditions, including with respect to vesting, forfeiture and distribution, as apply to the Deferred Shares in respect of which they are issued.


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      5.5 Awards for Partial Years

      If Mr. Broad's employment is terminated during any fiscal year of the Plan other than by the Company for Cause or by Mr. Broad without Good Reason, Mr. Broad will be entitled to receive an Award based on the performance of the Stock versus the S&P 500 Index through the date of termination. In addition, on the day prior to the consummation of any "covered transaction" (as defined in Section 7.3), Mr. Broad will be entitled to receive an Award based on the performance of the Stock versus the S&P 500 Index through such date. All such Awards shall be treated as Awards paid with respect to fiscal years beginning with fiscal year 1997.

      SECTION 6. Types of Awards

      6.1 Options

      (a) Nature of Options; Grant Date. An Option will entitle Mr. Broad to purchase Stock at a specified exercise price. The grant date for each Option shall be the last trading day used to determine the Ending Stock Price used in calculating the Award.

      (b) Exercise Price. The exercise price of an Option will be the fair market value of the Stock subject to the Option, determined as of the grant date. In no case may the exercise price paid for Stock which is part of an original issue of authorized Stock be less than the par value per share of the Stock.

      (c) Duration of Options. The latest date on which an Option may be exercised will be the tenth anniversary of the day immediately preceding the date the Option was granted.

      (d) Exercise of Options. Options granted under any Award will be exercisable immediately upon such grant. Any exercise of an Option must be in writing, delivered or mailed to the Company, accompanied by (1) any documents required by the Committee and (2) payment in full in accordance with paragraph
(e) below for the number of shares for which the Option is exercised.

      (e) Payment for Stock. Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company; or (2)(i) through the delivery of shares of Stock which have been outstanding for at least six months and which have a fair market value on the last business day preceding the date of exercise equal to the exercise price, or (ii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iii) by any combination of the permissible forms of payment.

      6.2 Restricted Stock


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      (a) Nature of Restricted Stock Award. The portion of the Award paid in
Restricted Stock entitles Mr. Broad to receive shares of Stock subject to the restrictions described in paragraph (c) below ("Restricted Stock").

      (b) Rights as a Stockholder. Mr. Broad will have all the rights of a stockholder with respect to the Stock granted in connection with an Award, including voting and dividend rights, subject to the restrictions described in paragraph (c) below. Certificates evidencing shares of Restricted Stock will remain in the possession of the Company until such shares are free of such restrictions, at which time such certificates will be delivered to Mr.
Broad.

      (c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of until the earliest of (i) Mr. Broad's termination of employment (A) by reason of death, Disability or normal retirement in accordance with the policies set by the Board of Directors, (B) by the Company other than for Cause or (C) by Mr. Broad for Good Reason (each a "Qualifying Termination") and (ii) a Change of Ownership of the Company. If the Company terminates Mr. Broad's employment for Cause or if Mr. Broad terminates his employment other than for Good Reason or in connection with an event described in clause (A) above, any shares of Restricted Stock that he then holds subject to restrictions will be forfeited to the Company.

      (d) Cause. For purposes of this Plan, "Cause" means (i) conviction of a felony or other crime involving fraud, dishonesty or moral turpitude, (ii) fraud with respect to the business of the Company, or (iii) gross neglect of duties of the office specified in writing by the Board. For purposes of this Plan, Mr. Broad shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given and (ii) the delivery to him of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Company's directors at a meeting called and held for that purpose, and at which Mr. Broad together with his counsel was given an opportunity to be heard, finding that Mr. Broad was guilty of conduct described in the definition of "Cause" above, and specifying the particulars thereof in detail.

      (e) Good Reason. For purposes of this Plan, "Good Reason" means the voluntary termination by Mr. Broad of his employment (1) to enter public service or (2) within 120 days after the occurrence without his express written consent of any of the following events, provided that Mr. Broad gives notice to the Company at least 30 days in advance requesting that the situation be remedied, and the situation remains unremedied upon expiration of such 30-day period:

            (i) Mr. Broad's removal from, or any failure to reelect him to, the positions of Chairman of the Board, President or Chief Executive Officer,


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      except in connection with his termination for Cause or Disability or termination by him other than for Good Reason; or

            (ii) reduction in Mr. Broad's rate of Base Salary for any fiscal year to less than 100 percent of the rate of Base Salary paid to him in fiscal 1993; or

            (iii) failure of the Company to continue in effect any retirement, life insurance, medical insurance or disability plan in which Mr. Broad was participating on the date of Board adoption of this Plan unless the Company provides Mr. Broad with a plan or plans that provide substantially similar benefits; or

            (iv) a Change of Ownership; or

            (v) any purported termination by the Company of Mr. Broad's employment for Cause that is not effected in compliance with paragraph (d) of this Section 6.2.

      (f) Change of Ownership. For purposes of this Plan, a "Change of Ownership" shall be deemed to have occurred (1) if individuals who, as of the effective date of this Plan, constitute the Board of Directors of the Company (the "Board of Directors" generally and as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the directors constituting the Board of Directors, provided that any person becoming a director subsequent to the effective date of this Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters (3/4) of the then directors who are members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is (A) in connection with the acquisition by a third person, including a "group" as such term is used in Section 13(d)(3) of the 1934 Act, of beneficial ownership, directly or indirectly, of 20% or more of the combined voting securities ordinarily having the rights to vote for the election of directors of the Company (unless such acquisition of beneficial ownership was approved by a majority of the Board of Directors who are members of the Incumbent Board), or (B) in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934
Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board, or (2) on the day prior to the consummation of any "covered transaction" (as defined in Section 7.3).

      (g) Disability. For purposes of this Plan, "Disability" means an illness, injury, accident or condition of either a physical or psychological nature as a result of which Mr. Broad is unable to perform substantially the duties and responsibilities of his position for 180 days during a period of 365 consecutive calendar days.



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      (h) Notice of Election. If Mr. Broad makes an election under Section 83(b)
of the Code with respect to Restricted Stock, he must provide a copy thereof to the Company within 10 days of the filing of such election with the Internal Revenue Code.

      SECTION 7. Events Affecting Outstanding Options

      7.1 Qualifying Termination.

      If Mr. Broad's employment with the Company terminates in connection with a Qualifying Termination, he (or his executor or administrator or the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution) may exercise all or any Options he then holds at any time prior to the expiration of their respective terms.

      7.2 Termination of Employment (Other than a Qualifying Termination).

      If Mr. Broad's employment with the Company terminates other than in connection with a Qualifying Termination, all Options will continue to be exercisable for a period of ninety days following the termination and shall thereupon terminate, unless the termination was by the Company for Cause, in which case all such Options shall immediately terminate. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7.

      7.3 Certain Corporate Transactions.

      In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding Stock by a single person or entity or by a group of person and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company's assets or a dissolution or liquidation of the Company (a "covered transaction"), all outstanding Options will terminate as of the effective date of the covered transaction.

      SECTION 8. General Provisions

      8.1 Documentation of Awards.

      Awards will be evidenced by such written instruments, if any, as may be prescribed by the Committee from time to time.



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      8.2 Rights as a Stockholder.

      Except as specifically provided by the Plan, the receipt of an Award will not give Mr. Broad rights as a stockholder; he will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, upon actual receipt of Stock.

      8.3 Conditions on Delivery of Stock.

      The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan (a) until all conditions of the Award have been satisfied or removed, (b) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, (c) if the outstanding Stock is at the time listed on any stock exchange, until those shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of notice of issuance, and (d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

      8.4 Tax Withholding.

      Upon the lapse of restrictions on the Restricted Stock and the exercise of any Options, the Committee will have the right to require that Mr. Broad or his representative remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Stock. If and to the extent that such withholding is required, the Committee may permit Mr. Broad or such other person to elect at such time and in such manner as the Committee provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the withholding requirement.

      8.5 Nontransferability of Awards.

      Any derivative security issued under this Plan shall not be transferable by Mr. Broad other than by will or the laws of descent and distribution, to the extent such restriction on transferability is among the conditions necessary to secure the benefits of Rule 16b-3 or to exempt the grant of the derivative security from the operation of Section 16(b) under the 1934 Act. To the extent that such restriction on transferability is not among such conditions, Options granted hereunder shall be transferable to the extent determined by the Committee. The designation of a beneficiary shall not constitute a transfer in violation of these provisions.


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      8.6 Adjustments.

      (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution to common stockholders other than normal cash dividends, after the effective date of the Plan, the Committee will make any appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4 above.

      (b) In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision included in or relating to the calculation of Awards (including the Beginning Stock Price determined in accordance with Section 5.2(b)) affected by such change. The Committee may also make appropriate adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidation, acquisition, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve (but not enhance) the benefits under the Plan.

      8.7 Employment Rights, Etc.

      Neither the adoption of the Plan nor the grant of Awards will confer upon Mr. Broad any right to continued retention by the Company as an employee or otherwise, or affect in any way the right of the Company to terminate an employment relationship at any time.

      8.8 Deferral of Payments.

      The Committee may agree at any time, upon Mr. Broad's request but subject to its discretion, to defer the date on which any payment under an Award will be made.

      SECTION 9. Effect, Discontinuance, Cancellation, Amendment and Termination. The Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without Mr. Broad's consent, amend the Plan or any outstanding Award so as to adversely affect his rights under the Plan or any outstanding Awards.




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